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FOR IMMEDIATE RELEASE                       Contact:  Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                            (617) 375-7500


                       AMERICAN RADIO SYSTEMS TO EXCHANGE
               DAYTON RADIO STATIONS FOR FOUR KANSAS CITY STATIONS

Boston,  Massachusetts--June 19, 1997--American Radio Systems Corporation (NYSE:
AFM) announced today that it has reached an agreement with Jacor Communications, Inc. to exchange radio stations WMMX-FM, WTUE-FM, WLQT-FM, WBTT-FM, WXEG-FM and WONE-AM, representing all of the radio stations owned and operated by American in Dayton, Ohio, for KMXV-FM, KUDL-FM, KYYS-FM and WDAF-AM, located in Kansas City. Consummation of the transaction is subject to regulatory approval.

Steve Dodge, American's Chairman & CEO, stated, "While we are very reluctant to exit Dayton, which has been a very good market for us, we view this as an opportunity to expand our presence meaningfully in a larger market with strong growth characteristics. And Dayton will be in very good hands with Cincinnati - based Jacor."

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets approximately 100 radio stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Francisco/San Jose, West Palm Beach, Rochester, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Boston, Portland, San Francisco/San Jose, Pittsburgh, West Palm Beach, and Riverside.



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